Exhibit 99.1

Cognition Therapeutics Reports Year End 2022 Financial Results and Provides Business Update

- Completed enrollment of CT1812 Phase 2 SEQUEL study for mild-to-moderate Alzheimer's disease

- Received FDA clearance for Phase 2 START Study of CT1812 in early Alzheimer’s disease

- Received FDA clearance for IND for Phase 2 study of CT1812 in 240 patients with geographic atrophy secondary to dry AMD

- Secured equity commitment of up to an additional $35M enabling potential access to capital

- Connecting with neuroscience community through ongoing Cognition Conversations podcast series

- Call scheduled today at 8:00 a.m. ET to discuss results

Purchase, NY – March 23, 2023 – Cognition Therapeutics, Inc. (Nasdaq: CGTX), a clinical-stage neuroscience company developing drugs that treat neurodegenerative disorders by regulating cellular damage response pathways (the “Company” or “Cognition”), today reported financial results for the fourth quarter and full year ended December 31, 2022, and provided a business update.

“We believe the momentum we built in 2022 positions us for further success with our clinical and operational agenda in 2023,” said Lisa Ricciardi, President and CEO of Cognition Therapeutics. “In the fourth quarter of 2022, we saw improvement in all key aspects of our business. On the capital front, we raised $6 million in a follow-on public offering, established an ATM program and, in the first quarter of 2023, secured up to an additional $35 million equity financing commitment from Lincoln Park Capital. In the clinic, we expanded our mild-to-moderate Alzheimer’s disease 144-patient SHINE study to include sites in Europe and began dosing patients. During the same period, as part of our mission to educate stakeholders on our programs and promote disease awareness, we launched a podcast series that features conversations with CNS experts and thought leaders to discuss key developments in the neurodegenerative disease space.”

“We kicked off 2023 announcing the completion of enrollment in our Phase 2 SEQUEL study for mild-to-moderate Alzheimer’s disease with topline results expected later this year,” Ms. Ricciardi continued. “We also received clearance from the US FDA to proceed with our 540-patient START study that will investigate the treatment potential of CT1812 in early Alzheimer’s disease and anticipate commencing the trial this year. Lastly, we recently obtained the FDA’s clearance on our IND application to pursue a Phase 2 study of CT1812 in 240 patients with geographic atrophy. Our extensive non-dilutive grant funding supports the majority of our trials. Taken together, we believe we are in a position to efficiently execute all of our set objectives across the business, and we look forward to delivering on our goals,” concluded Ms. Ricciardi.

Financial Highlights:

•	Established an ATM program with Cantor Fitzgerald & Co. and B. Riley Securities and entered into a committed investment agreement with Lincoln Park Capital, subject to the provisions of the applicable agreements, providing access to capital and continued liquidity for the funding of the Company.

•	Completed follow-on public offering receiving gross proceeds of approximately $6 million without any associated warrants or other investor incentives.

Cognition Therapeutics, Inc.

www.cogrx.com

•	Awarded an additional $2.1 million by the NIA for the SEQUEL study. Total grants remaining as of December 31, 2022 were $89.3 million.

Business and Corporate Highlights:

•	Highlights of Phase 2 SHIMMER study of CT1812 in dementia with Lewy bodies presented at CTAD 2022

•	Expanded Phase 2 SHINE Study to include sites in Spain, the Netherlands, and Czech Republic; first patient dosed in Europe in expanded study

•	Cognition Therapeutics and partner, ACTC received FDA clearance for Phase 2 START Study in early Alzheimer’s disease

•	Received IND clearance from the FDA for a Phase 2 trial of CT1812 in patients with geographic atrophy secondary to dry AMD

•	Completed enrollment in SEQUEL Phase 2 trial in mild-to-moderate Alzheimer’s disease

•	Launch of Cognition Conversations podcast, which aims to promote neurodegenerative disease awareness and education

•	Upcoming presentation at AD/PD of proteomic data supporting CT1812’s mechanism of action in patients with Alzheimer’s disease

•	Presentation of clinical biomarker and preclinical data at the 2022 Dry AMD Therapeutic Development Summit to support planned Phase 2 trial

Financial Results

Cash and cash equivalents: On December 31, 2022, the Company’s cash balance was $41.6 million. The Company estimates that it has sufficient cash to fund operations and capital expenditures into the second half of 2024.

For the year ended December 31, 2022, research and development expenses were $30.3 million compared to $18.6 million for 2021. The increase in the Company’s R&D expenses for 2022 was primarily attributable to an increase in clinical programs related to increased Phase 2 trial activity, and an increase in associated personnel costs.

For the year ended December 31, 2022, general and administrative expenses were $13.2 million compared to $10.0 million for the same period in 2021. The increase in general and administrative expenses was primarily attributable to increased costs associated with being a public company.

For the year ended December 31, 2022, Cognition Therapeutics reported a net loss of $21.4 million, or $0.91 per basic and diluted share, compared to a net loss of $11.7 million, or $3.13 per basic and diluted share for 2021.

Conference Call Information

Management will host a conference call and live webcast to discuss Cognition’s financial results today at 8:00 a.m. ET. To participate in the conference call, dial (800) 715-9871 (U.S.) or (646) 307-1963 (international) and provide conference ID number 8663531. Alternatively, you may connect to the live webcast via the link on the Investor Relations page of the Cognition website at www.cogrx.com.

The archived webcast will be available for 90 days beginning at approximately 9:30 a.m. ET, on Thursday, March 23, 2023.

Cognition Therapeutics, Inc.

www.cogrx.com

About Cognition Therapeutics:

Cognition Therapeutics, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of innovative, small molecule therapeutics targeting age-related degenerative disorders of the central nervous system and retina. We are currently investigating our lead candidate CT1812 in clinical programs in Alzheimer’s disease, dementia with Lewy bodies (DLB) and dry age-related macular degeneration (dry AMD). We believe CT1812 and our pipeline of σ-2 receptor modulators can regulate pathways that are impaired in these diseases. We believe that targeting the σ-2 receptor with CT1812 represents a mechanism functionally distinct from other current approaches in clinical development for the treatment of degenerative diseases. More about Cognition Therapeutics and its pipeline can be found at https://cogrx.com/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, are forward-looking statements. These statements, including statements relating to the timing and expected results of our clinical trials, and cash runway, involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: competition; our ability to secure new (and retain existing) grant funding; our ability to grow and manage growth, maintain relationships with suppliers and retain our management and key employees; our ability to successfully advance our current and future product candidates through development activities, preclinical studies and clinical trials and costs related thereto; uncertainties inherent in the results of preliminary data and pre-clinical studies being predictive of the results of clinical trials; the timing, scope and likelihood of regulatory filings and approvals, including regulatory approval of our product candidates; changes in applicable laws or regulations; the possibility that the we may be adversely affected by other economic, business or competitive factors, including ongoing economic uncertainty; our estimates of expenses and profitability; the evolution of the markets in which we compete; our ability to implement our strategic initiatives and continue to innovate our existing products; our ability to defend our intellectual property; the impact of the ongoing COVID-19 pandemic on our business, supply chain and labor force; and the risks and uncertainties described in the “Risk Factors” section of our annual and quarterly reports filed the Securities Exchange Commission. These risks are not exhaustive and we face both known and unknown risks. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Cognition Therapeutics, Inc.

www.cogrx.com

Cognition Therapeutics, Inc.

Unaudited Selected Financial Data

	For the Year Ended
(in thousands, except share and per share data)	December 31,
Consolidated Statements of Operations Data:	2022	2021
Operating Expenses:
Research and development	$30,324	$18,572
General and administrative	13,227	10,026
Total operating expenses	43,551	28,598
Loss from operations	(43,551)	(28,598)
Other income (expense):
Grant income	22,217	17,447
Change in the fair value of the derivative liability	—	2,209
Change in the fair value of the Simple Agreements for Future Equity	—	(2,236)
Other expense, net	(35)	(88)
Gain on debt extinguishment	—	443
Interest expense	(28)	(893)
Total other income, net	22,154	16,882
Net Loss	(21,397)	(11,716)
Cumulative preferred stock dividends	—	(4,532)
Net loss attributable to common stockholders	$(21,397)	$(16,248)
Unrealized loss on foreign currency translation	(1)	(11)
Total comprehensive loss	$(21,398)	$(11,727)
Net loss per share:
Basic	$(0.91)	$(3.13)
Diluted	$(0.91)	$(3.13)
Weighted-average common shares outstanding:
Basic	23,640,199	5,190,883
Diluted	23,640,199	5,190,883

(in thousands)	As of December 31,
Consolidated Balance Sheet Data:	2022	2021
Cash and cash equivalents	$41,562	$54,721
Total assets	50,425	59,137
Total liabilities	10,176	7,864
Accumulated deficit	(115,401)	(94,004)
Total stockholders’ equity	40,249	51,273

Cognition Therapeutics, Inc.

www.cogrx.com

Contact Information:

Cognition Therapeutics, Inc.

info@cogrx.com

Aline Sherwood (media)

Scienta Communications

asherwood@scientapr.com

Daniel Kontoh-Boateng (investors)

Tiberend Strategic Advisors, Inc.

dboateng@tiberend.com

Cognition Therapeutics, Inc.

www.cogrx.com